Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG	LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into the 30th day of December, 2019, by and between BEACON INVESTMENT CORPORATION, a North Carolina corporation (“Landlord”), and COCA-COLA CONSOLIDATED, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

THAT for and in consideration of the mutual agreement of the parties, including the rental agreed to be paid by Tenant to Landlord, Landlord hereby leases to Tenant, and Tenant leases and rents from Landlord the following described premises on the terms and conditions hereinafter set forth, to wit:

ARTICLE 1

BASIC LEASE TERMS

Section 1.01. Premises, Commencement, Termination and Base Rent.

Buildings:	4100 Coca-Cola Plaza
4115 Coca-Cola Plaza

Rentable Area of Buildings:	4100 Coca-Cola Plaza: 107,291 square feet
4115 Coca-Cola Plaza: 65,000 square feet

Rentable Area of Premises:	172,291 square feet.

Term:
Commencement Date:	January 1, 2020
Termination Date:	December 31, 2029

Extension Options:	Two (2) five (5) year options.

Base Rent*:
2020 Annual Base Rent:	$3,704,256.50
2020 Quarterly Base Rent:	$926,064.13

*Annual Base Rent and Quarterly Base Rent are collectively referred to herein as “Base Rent.”

ARTICLE 2. LEASED PREMISES

Section 2.01 Description of Leased Premises.

The Premises this day leased and demised comprise the Buildings identified in Article 1 (the “Buildings”; each a “Building”) which are located on the real property described in Exhibit A attached hereto and incorporated herein by reference, including, without limitation, surrounding grounds, driveways, parking areas and related facilities, and including all appurtenances, rights, privileges, easements and advantages thereto belonging (said land and the Buildings and the improvements thereon, collectively, the “Premises”).

The Premises shall not include that certain portion of the Building located at 4100 Coca-Cola Plaza containing approximately 3,244 square feet as more particularly described on Exhibit B attached hereto (the “Landlord Retained Space”). The Landlord Retained Space shall be used by Landlord for general office purposes or such other lawful business as Landlord may from time to time deem advisable; provided, however, Landlord shall not conduct any business within the Landlord Retained Space which violates local, state or federal laws, rules or regulations.

Section 2.02 Landlord’s Covenants of Title, Quiet Enjoyment.

Landlord covenants that it has title to the Premises and the right to make this Lease for the Term (as such term is defined hereinafter). Landlord further covenants and warrants that as long as Tenant is not in default under the terms of this Lease, Tenant shall have quiet, exclusive and peaceful possession of the Premises and shall enjoy all of the rights herein granted without interference. Tenant represents and warrants that it has made an independent investigation of the zoning of the Premises and determined that the same is satisfactory for its purposes. Tenant further acknowledges that the improvements constructed on the Premises have been inspected by Tenant and that Tenant leases the same from Landlord in their “as is” condition without any representation or warranty, implied or otherwise, as to condition or the suitability thereof for Tenant’s purposes.

ARTICLE 3. LEASE TERM

Section 3.01 Term.

The term of this Lease (the “Term”) shall be for a period of ten (10) years, expiring at 11:59 p.m. on December 31, 2029, unless extended as provided herein.

Section 3.02 Commencement of Term.

The Term shall commence on January 1, 2020 (the “Commencement Date”). The entry or presence of Tenant on the Premises prior to the Commencement Date for the purpose of conducting its business shall not constitute commencement of the Term. Irrespective of such entry or presence, the Term and the payment of Base Rent (as such term is defined hereinafter) shall not begin until the Commencement Date. The Term shall also be referred to herein from time to time as the “Initial Term.”

Section 3.03 Options to Extend Term.

Provided that Tenant is not then in default under this Lease beyond any applicable notice and cure period, Tenant shall be entitled to extend the Term of this Lease for two (2) successive terms (each of which is herein referred to as an “Extension Term”) of five (5) lease years each. The first Extension Term shall commence (if properly exercised) immediately upon the expiration of the Initial Term, and the second Extension Term shall commence (if properly exercised) immediately upon the expiration of the first Extension Term. In order to exercise an option to extend the Term of this Lease as provided herein, Tenant shall give Landlord written notice of such exercise not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the first Extension Term, as applicable (the “Renewal Notice”). All of the terms and conditions contained in this Lease shall be applicable and shall continue in full force and effect during an Extension Term. In the event Tenant does not timely or properly exercise an option to extend the Term of this Lease in accordance with the foregoing, then the subject option and all future options to extend the Term of this Lease as provided above shall become null and void and be of no further force or effect. For the avoidance of doubt, the Term shall include all Extension Terms properly exercised by Tenant as set forth in this Section 3.03.

ARTICLE 4. RENT

Section 4.01 Base Rent.

The annual base rent (the “Base Rent”) for the initial twelve (12) month period of the Term shall be $3,704,256.50 (which sum is the product obtained by multiplying 172,291 by $21.50); provided however, Tenant shall receive a credit against Base Rent in the amount of $100,000.00 applicable to each of the four (4) quarterly payment of Base Rent in 2020 for a total credit equal to $400,000.00. Beginning with the first (1st) annual anniversary of the Commencement Date, and continuing with each subsequent annual anniversary of the Commencement Date, the Base Rent paid by Tenant shall be increased by two percent (2.0%) of the Base Rent in effect during the immediately preceding twelve (12) month period. All references in this Lease to “Base Rent” shall be deemed and construed to include the annual adjustment provided herein.

The Base Rent payable hereunder for the first twelve (12) months of the first Extension Term shall be adjusted so as to equal the Fair Market Rent (as defined below), as mutually determined by Landlord and Tenant through the process of negotiation; provided, however, that in no event shall the Base Rent for the first twelve (12) months of the first Extension Period be less than the Base Rent payable for the last twelve (12) months of the Initial Term. The Base Rent payable hereunder for each succeeding twelve (12) month period of the first Extension Term (and the second Extension Term, if exercised by Tenant) shall equal one hundred two percent (102%) of the Base Rent for the immediately prior twelve (12) month period during the Term. If for any reason Landlord and Tenant shall not agree in writing upon the Fair Market Rent with respect to the first twelve (12) months of the first Extension Period at least four (4) months prior to the commencement thereof, then the Fair Market Rent shall be determined by duly licensed real estate brokers having at least fifteen (15) years’ experience in the leasing of commercial real estate in the market area of the Property, one such broker to be designated by each of Landlord and Tenant. If either party shall fail to designate its broker by giving notice of the name of such broker to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the Fair Market Rent for the first twelve (12) months of the first Extension Period and his or her determination shall be final and conclusive. The brokers shall make their decisions within ten (10) business days of appointment. If the brokers designated by Landlord and Tenant shall disagree as to the Fair Market Rent, but if the difference between their estimates of such Fair Market Rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the Fair Market Rent for purposes hereof. If the brokers designated by Landlord and Tenant shall disagree as to the amount of Fair Market Rent, and if their estimates of such Fair Market Rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above, and his or her estimate of Fair Market Rent shall be the Fair Market Rent for the first twelve (12) months of the first Extension Period for purposes hereof if it is not greater than the higher of the other two estimates and not less than the lower of the other two estimates. If said third broker’s estimate is greater than the other two estimates, then the higher of the two original estimates shall be the Fair Market Rent for purposes hereof; and if the estimate of the third broker shall be less than the other two estimates, then the lesser of the two original estimates shall be the Fair Market Rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its broker, and if a third broker shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third broker. “Fair Market Rent” as used herein, shall be equal to the economic terms, at which tenants comparable to Tenant, as of the first day of the first Extension Period, are leasing for a comparable term, non-renewal, non-equity space comparable in size to the Premises, from a willing, comparable landlord, at arm’s length, which comparable space is located in “Comparable Buildings” in the vicinity (i.e., of a similar age and quality considering any recent renovations or modernization, and floor plan size) or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of the Building and Premises as contrasted to other buildings used for comparison purposes), with similar amenities, taking into consideration size, location, floor level, proposed term of the lease, extent of services to be provided, as well as all tenant concessions and inducements.

Section 4.02 Payment of Rent.

Tenant shall pay the Base Rent in quarterly installments, in advance, and without demand on the first (1st) day of each and every quarter during the Term.

Section 4.03 Late Payment of Rent.

In the event any installment of Base Rent is not received within five (5) days following the due date, such amount shall accrue interest at the rate of fifteen percent (15%) per annum (or the maximum interest rate allowed by law if less than 15%), and such interest shall be due and payable by Tenant to Landlord for the period of time said payment is delinquent as additional rent hereunder; provided that a default shall occur only as specified in Section 13.01 herein. The imposition of this charge shall not be deemed a waiver or be in lieu of Landlord’s other rights hereunder.

ARTICLE 5. BUILDING OPERATIONAL EXPENSES AND TAXES

Section 5.01 Operational Expenses.

Tenant shall be responsible for all expenses and charges which, during the Term, shall be incurred in connection with the possession, occupation, operation, alteration, maintenance, repair and use of the Premises, and any other sums which, except for the execution and delivery of this Lease, would be chargeable against the Premises or the owner, occupant or possessor of the Premises.

Section 5.02 Taxes.

Tenant shall pay to the appropriate taxing authorities prior to delinquency, all real estate taxes and assessments of any nature whatsoever levied or assessed on the Premises during the Term and taxes, assessments and charges levied in lieu of such real estate taxes, charges and assessments and taxes levied on or with respect to rentals payable hereunder (other than income taxes on the overall income of Landlord). Tenant shall, within ten (10) days after the required date of payment, furnish to Landlord copies of paid receipts for all such taxes, assessments and charges. Said taxes and assessments shall be prorated for any partial calendar year or tax period during the Term.

Section 5.03 Review of Taxes.

Tenant shall have the right to challenge, by legal proceedings instituted and conducted at Tenant’s own expense, and free of expense to Landlord, any such taxes imposed upon or against the Premises. Landlord shall join in any such proceedings and hereby agrees that any such proceeding may be brought in its name if the provisions of any law, role or regulation shall so require. Tenant shall nevertheless pay and continue to pay, as the same becomes due and payable, such impositions under protest, and Tenant shall be entitled to any refund which is made of any such amounts. Landlord shall not, without Tenant’s prior written approval, make or agree to any settlement, compromise or other disposition of any such proceedings, or discontinue or withdraw from any such proceedings or accept any refund so long as Tenant shall comply with the terms of this Lease, including specifically the requirement to pay rent.

ARTICLE 6. USE

Section 6.01 Use.

It is Tenant’s intention to use or cause the Premises to be used for general office purposes or such other lawful business as Tenant may from time to time deem advisable; provided, however, Tenant shall not conduct any business within the Premises which violates local, state or federal laws, rules or regulations.

Section 6.02 Tenant’s Compliance with Law.

Tenant shall at all times during the Term comply with any and all laws, ordinances, rules or regulations of any governmental authority having jurisdiction over the Premises, including the making of any structural changes on or to the Buildings in order to comply with any such law, regulation, requirement, or order.

ARTICLE 7. FIXTURES AND SIGNS

Section 7.01 Installation and Removal of Trade Fixtures.

Tenant may install in and affix to the Premises such fixtures, signs and equipment as Tenant deems desirable (subject to Tenant’s obligations under Section 6.02 above). All such fixtures, signs and equipment shall remain the property of Tenant and may be removed at any time, provided that Tenant, at its expense, shall repair any damage caused by reason of such removal. Tenant shall pay all taxes or other charges or fees levied or assessed against or as a result of such fixtures, signs and equipment.

Section 7.02 Tenant’s Exclusive Right to Erect Signs.

Tenant shall have the exclusive right to erect and maintain upon the Premises all signs which lawfully may be placed thereon and which Tenant deems appropriate to the conduct of its business. Landlord shall not place any signs or advertising matter of any nature upon any part of the Premises or permit others to do so.

Section 7.03 Landlord’s Right to Erect Signs.

The provisions of Section 7.02 notwithstanding, Landlord shall have the right during the last one hundred eighty (180) days of the Term to advertise and post “For Rent/Lease or Sale” signs on the Premises. Tenant shall cooperate with Landlord in showing the Premises to prospective tenants or purchasers during normal business hours.

ARTICLE 8. REPAIRS, ALTERATIONS, RECONSTRUCTION

Section 8.01 Tenant to Maintain.

Subject to the provisions of Section 8.04 and 8.05 below, Tenant shall, at its sole cost and expense, maintain the exterior, roof, parking areas, landscaping, interior, interior and exterior walls, plumbing, heating and air conditioning systems, structure, plate glass and all other components and parts of the Premises in good condition and repair throughout the Term.

Section 8.02 Exterior Areas – Maintenance.

Tenant shall maintain and clean the parking, landscaping and other exterior areas of the Premises, keeping the same in good condition and repair throughout the Term, and Tenant shall provide for lighting such areas at its sole cost and expense.

Section 8.03 Tenant’s Right to Make Alterations or Additions.

Tenant may, at its own expense, make such nonstructural alterations, additions and changes to the Premises as it may deem necessary. Any structural alteration, addition, or change to the Premises must be approved in writing by Landlord, which approval will not be unreasonably withheld, and which alterations, additions or changes shall become a part of the Premises and may not be removed upon termination of the Lease. Non-structural alterations, additions, or changes shall become a part of the Premises, and, upon the termination of this Lease, Tenant shall have the right and may be required by Landlord to remove the same. If Tenant removes any such alterations, additions or changes installed by Tenant, Tenant shall repair all damage to the Premises caused by such removal.

Section 8.04 Damage to Improvements – Repairs or Election to Terminate.

  (a)      Repairable Casualty. In the event the Premises shall be damaged by fire, earthquake, other elements or other casualty during the Term and Tenant does not elect to terminate this Lease pursuant to Section 8.04(b) below, Tenant shall give prompt notice of such casualty to Landlord and shall proceed with reasonable diligence to carry out any necessary demolition and to restore, repair, replace and rebuild such Building and improvements at Tenant’s own cost and expense. If any insurance proceeds shall have been paid by reason of such damage or destruction, then Tenant shall be entitled to such proceeds in order to complete such repairs. If at any time Tenant shall fail or neglect to supply sufficient workmen or sufficient materials of proper quality, or fail in any other respect to prosecute such work of demolition, restoration, repair, replacement or rebuilding with reasonable diligence, then Landlord may give to Tenant written notice of such failure or neglect, and if such failure or neglect continues for more than sixty (60) days after such notice, then Landlord, in addition to all other rights which Landlord may have, may enter upon the Premises, provide labor and/or materials, cause the performance of any contract and/or do such other acts and things as Landlord may deem advisable to prosecute such work, in which event Landlord shall be entitled to reimbursement of its costs and expenses out of any insurance proceeds for application to the cost of such work. All costs and expenses incurred by Landlord in carrying out such work for which Landlord is not reimbursed out of insurance proceeds or other moneys shall be borne by Tenant and shall be payable by Tenant to Landlord as additional rent within ten (10) days of demand therefor, which demand may be made by Landlord from time to time as such costs and expenses are incurred, in addition to any or all damages to which Landlord shall be entitled hereunder. Rent shall not abate hereunder by reason of any damage to or of the Premises, and Tenant shall continue to perform and fulfill all of Tenant’s obligations, covenants and agreements hereunder notwithstanding any such damage or destruction.

  (b)      Substantial Casualty. If (i) the Premises shall be damaged by fire, earthquake, other elements or other casualty during the Term and the Board of Directors of Tenant shall reasonably determine in good faith that the Premises has been rendered unsuitable for continued use in Tenant’s business, or (ii) during the last twelve (12) months of the Term, the Premises is damaged by fire, earthquake, other elements or other casualty and the amount of the damage is greater than twenty-five percent (25%) of the replacement cost of the Premises (excluding costs of footings, foundations, excavation and paving) (each a “Substantial Casualty”), then Tenant may terminate this Lease by delivery of written notice of termination to Landlord within ninety (90) days after the Substantial Casualty occurs. Notwithstanding the foregoing, Tenant shall be entitled to terminate this Lease pursuant to this Section 8.04(b) if and only if the insurance proceeds resulting from such casualty event (which are to be paid in full to Landlord in conjunction with such termination of this Lease by Tenant) are sufficient to fully restore the damaged or destroyed portion of the Premises (or, if the insurance proceeds from such casualty event are not sufficient to fully restore the damaged or destroyed portion of the Premises, then Tenant shall have the right to terminate this Lease by paying to Landlord an amount equal to the difference between the insurance proceeds resulting from such casualty event and the amount sufficient to fully restore the damaged or destroyed portion of the Premises). Upon such termination, Tenant shall surrender the Premises to Landlord, and neither party shall have any further obligations or liabilities under this Lease (except for such obligations and liabilities as would survive the normal expiration of the Term, all of which shall survive such early termination). Upon the termination of this Lease in accordance with the provisions of this Section 8.04(b), all insurance proceeds shall belong to and shall be payable to Landlord, and Tenant shall have no right or claim with respect to such insurance proceeds. In the event of any termination of this Lease under the provisions of this Section 8.04(b), this Lease shall terminate at the end of the calendar month in which the notice of termination is given.

Section 8.05 Tenant’s Repairs for Building and Occupancy Regulations.

If any governmental agency or any department or division thereof shall condemn the Premises or any part thereof as unsafe or as not in conformity with the laws and regulations relating to the use, occupation, and construction thereof (including, without limitation, the Americans with Disabilities Act, as amended), or shall order or require any rebuilding, alteration or repair, Tenant shall immediately at Tenant’s own cost and expense (and without any right of reimbursement from Landlord) effect such alterations and repairs in the Premises as may be necessary to comply with such laws, regulations, orders, or requirements. All such alterations and repairs shall be made in accordance with the plans and specifications approved in writing by Landlord, which approval shall not be unreasonably withheld.

Section 8.06 Condition of Premises on Surrender.

At the termination of this Lease, Tenant shall tender the Premises to Landlord in good condition and repair, subject only to the consequences and effect of reasonable wear and tear and permissible alteration, additions and changes under Section 8.03, condemnation, casualty and acts of God, and the terms of Section 8.04 herein.

Section 8.07 Mechanics’ Liens.

Tenant will pay for all work performed on the Premises by its employees or contractors and shall indemnify and hold Landlord harmless from all liability resulting from any lien or claim of lien arising out of such work. Tenant shall have the right, at its sole cost and expense, to contest the validity of any such lien or claimed lien. Landlord shall have the right to enter the Premises for the purpose of posting notices of nonliability for work performed at the direction of Tenant. Should a lien be filed against the Premises or any other action affecting title thereto be commenced, the party first receiving notice thereof shall immediately give written notice to the other party. Tenant shall promptly take all necessary action to cause the same to be discharged or removed.

ARTICLE 9. CONDEMNATION

Section 9.01 Condemnation.

  (a)      Repairable Condemnation. In the event of a condemnation of less than all or substantially all of the Premises after which This Lease does not terminate pursuant to Section 9.0l(b) below (a “Repairable Condemnation”), (i) Tenant shall promptly commence and take commercially reasonable efforts, to the extent of available condemnation proceeds, to either restore any portion of the Premises altered or damaged by such Repairable Condemnation to a complete architectural unit, in which event Tenant shall be entitled to so much of the condemnation award as may be necessary to reimburse Tenant for its actual, third-party, out-of-pocket costs (the sum of the funds paid by Tenant for labor, services, materials, supplies, insurance and bond premiums, development, financing and all other third-party out-of-pocket costs and expenses) directly related to such restoration, or demolish any such damaged or altered portion of the Premises and re-construct such portion of the Premises, and (ii) the Base Rent shall be re-determined equitably by Landlord. If the net condemnation award exceeds the cost of repair, Landlord may retain such excess. All condemnation proceeds shall be made available to Tenant to complete such repairs. This Lease shall continue in full force and effect, and Base Rent shall not be abated, as a result of such taking.

  (b)      Substantial Condemnation. In the event of a condemnation of all or substantially all of the Premises (a taking of “substantially all” of the Premises shall mean a taking which, in the good faith opinion of Tenant’s Board of Directors, renders the Premises unsuitable for continued use in Tenant’s trade or business) (a “Substantial Condemnation”), this Lease shall terminate and expire on the date of such Substantial Condemnation, and Base Rent hereunder shall be apportioned and paid to the date of such Substantial Condemnation. If this Lease shall terminate as a result of a Substantial Condemnation, then Landlord shall be entitled to all of the condemnation award to compensate Landlord for: (a) the value of the Premises, (b) the diminution in the value of land which is not taken and which is owned by Landlord in the vicinity of the Premises, and (c) the loss of future rental income from the Premises. In such case, Tenant may pursue a separate claim against the condemning authority for moving expenses, for the value of its furniture, equipment and trade fixtures, and for loss of business, but not for the value of Tenant’s leasehold estate (which Tenant waives and relinquishes to Landlord in full), and in no event shall any such separate award diminish in any respect the condemnation award that Landlord is entitled to receive under this Section 9.0l(b).

Section 9.02 Notice of Condemnation.

Landlord shall, immediately after it receives notice of the intention of any such authority to appropriate or take all or any portion of the Premises, give to Tenant notice in writing of such intended appropriation or taking.

Section 9.03 Voluntary Sale as Taking.

A voluntary sale by Landlord to any public body or agency having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be taking under the power of eminent domain for the purposes of this Article 9.

ARTICLE 10. INDEMNITY AND INSURANCE

Section 10.01 Indemnification of Landlord by Tenant.

Landlord shall not be liable for any damage or liability of any kind or for any damage or injury to persons or property during the Term from any cause whatsoever by reason of the use, occupation, and enjoyment of the Premises by Tenant or any person thereon or holding under Tenant. Tenant will indemnify and hold harmless Landlord from all liability on account of any such damage or injury and from all liens, claims and demands arising out of the use of any improvement upon the Premises and its facilities or any repairs, construction or alterations which Tenant may make upon the Premises. However, nothing in this Lease shall impose liability on Tenant for damage or injury occasioned by failure of Landlord to comply with its obligations hereunder or by reason of the negligence of Landlord, its agents, servants or employees.

Section 10.02 Indemnification of Tenant by Landlord.

Tenant shall not be liable for damage or injury to persons or property directly caused by agents or employees of Landlord. Landlord will indemnify and save harmless Tenant from all such liability whatsoever, on account of such damage or injury to the extent that the insurance provided in Section 10.03 hereof does not fully insure against such damage or injury. This provision shall not be deemed to invalidate any insurance coverage provided for under the provision of Section 10.03 hereof or to entitle any insurance carrier thereunder to any right of subrogation against Landlord.

Section 10.03 Tenant’s Insurance.

Tenant shall carry and maintain, during the Term, at Tenant’s sole cost and expense, the following types of insurance, naming Landlord and Landlord’s lender or mortgagee as an additional insured in each case, in the amounts specified and in the form hereinafter provided:

(a)      Liability Insurance. Broad form comprehensive general liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) for each occurrence and in the aggregate for bodily injury (including death) and property damage, insuring against liability of Tenant with respect to the Premises or arising out of the maintenance, use or occupancy thereof. Coverage limit requirements may be met by either a primary policy or a combination of primary and excess or umbrella policies.

(b)      Property Insurance-Tenant. An all risk policy or policies of property insurance with a standard form extended coverage endorsement, or the equivalent, to the extent of at least 100% of the replacement cost of Tenant’s trade fixtures, equipment and merchandise, which may from time to time be located in or on the Premises, and any trade fixtures and equipment of others which are in the Tenant’s possession and which are located within the Premises (collectively, the

“Tenant’s Personal Property”) (which shall specifically exclude any real property, including, without limitation, such machinery, equipment or fixtures so integrated into the Buildings as to constitute real property (such as, without limitation, security systems, built-in cabinetry, millwork, doors, water fountains, plumbing, lighting and HVAC systems)). Landlord shall have no interest in the Tenant’s Personal Property and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Tenant. No abatement in rent shall be made nor shall this Lease be cancelled in the event of damage or destruction of Personal Property.

(c)      Property Insurance for Building(s). An all risk policy of property insurance with standard form extended coverage endorsement, or the equivalent, to the extent of full replacement value of the Buildings to be adjusted annually to reflect changes in full replacement value. The proceeds of such insurance policies shall be payable to Landlord and shall be used by Landlord as herein provided. Such insurance policies shall contain a standard mortgagee “loss payable” clause in favor of Landlord’s lender or mortgagee as may be required by such lender or mortgagee and shall further provide that the same may not be cancelled, except upon thirty (30) days’ prior written notice to such lender or mortgagee and to Landlord. Tenant will sign all documents necessary or proper in connection with the settlement of any claim or loss under this Section 10.03(c) by Landlord.

(d)      Business Interruption Insurance. Business interruption insurance in an amount equal to the actual Base Rent payable for the unexpired portion of the Term in the event the Lease is not cancelled by the Landlord pursuant to the Lease and the Buildings are wholly untenantable or unusable, or if the Buildings are partially untenantable or unusable, the applicable proportion of the Base Rent payable for the unexpired Term of the Lease.

Section 10.04 Landlord’s Insurance. Landlord shall carry and maintain, during the Term, at Landlord’s sole cost and expense, the following types of insurance, naming Tenant and Tenant’s lender or mortgagee as an additional insured in each case, in the amounts specified and in the form hereinafter provided:

(a)      Liability Insurance. Broad form comprehensive general liability insurance with limits of not less than One Million Dollars ($1,000,000.00) for each occurrence for bodily injury (including death) and property damage, inswing against liability of Landlord with respect to the Landlord Retained Space or arising out of the maintenance, use or occupancy thereof.

(b)      Fire Insurance-Landlord. A policy or policies of fire insurance with a standard form extended coverage endorsement, to the extent of at least 100% of the replacement cost of Tenant’s trade fixtures, equipment and merchandise, which may from time to time be located in or on the Landlord Retained Space, and any trade fixtures and equipment of others which are in the Landlord’s possession and which are located within the Landlord Retained Space (collectively, the “Landlord’s Personal Property”) (which shall specifically exclude any real property, including, without limitation, such machinery, equipment or fixtures so integrated into the Buildings as to constitute real property (such as, without limitation, security systems, built-in cabinetry, millwork, doors, water fountains, plumbing, lighting and HVAC systems)). Tenant shall have no interest in the Landlord’s Personal Property and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Landlord.

Section 10.05 Method of Coverage.

Tenant’s and Landlord’s respective obligations to insure under this Article 10 may be provided by appropriate amendment, rider or endorsement on any blanket policy or policies carried by such party. Each party shall provide the other party with certificates of insurance evidencing such policies.

Section 10.06 Policy Requirements.

All policies of property insurance to be provided by Landlord or Tenant shall be issued by companies qualified to do business in the State of North Carolina, rated at least “A” by A.M. Best Co. and approved by Landlord and Landlord’s lender or mortgagee, and, with regard to fire insurance policies, shall be issued in the names of Tenant and Landlord as their interest may appear. With respect to each policy of insurance and each renewal thereof required pursuant to this Article 10, both parties, at the beginning of the Term and thereafter not less than thirty (30) days prior to the expiration of any such policy, shall furnish each other with certificates of insurance for such coverage. If any lender reasonably requests additional or substituted coverage, then Landlord and Tenant mutually agree to cooperate to satisfy the reasonable demands of such lender.

Section 10.07 Mutual Waiver of Subrogation.

For the purpose of waiver of subrogation, the parties mutually release and waive unto the other all rights to claim damages, costs or expenses for any injury to persons (including death) or property caused by a casualty of any type whatsoever in, on or about the Premises if the amount of such damage, cost or expense has been paid to such damaged party under the terms of any policy of insurance. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

ARTICLE 11. ASSIGNMENT AND SUBLETTING PERMITTED

Tenant may not assign this Lease nor sublet all or any part of the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. Tenant shall notify Landlord in writing of the terms of any proposed assignment or subletting, the name and address of the proposed assignee or sublessee, and, in the case of a sublease, the area proposed to be sublet. Landlord shall notify Tenant within ninety (90) days of Tenant’s giving such notice that it consents or that it withholds its consent to Tenant’s proposal. Failure of Landlord to give Tenant such notice within such ninety (90) day period shall be deemed a waiver of Landlord’s right to withhold its consent to Tenant’s proposed assignment or sublease. Any such permitted assignment and subletting shall be subject to and governed by the terms of this Lease, and Tenant shall remain liable for the full performance of all conditions of this Lease and the payment of all rents hereunder.

ARTICLE 12. TENANT’S RIGHT OF FIRST REFUSAL

For and in consideration of the sum of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, for itself and for its successors and assigns, agrees during the Term of this Lease not to sell, transfer, pledge, encumber or otherwise convey any interest in the Premises (each, a “Transfer”) without first notifying Tenant and providing Tenant with the right of first refusal to which it is entitled as herein provided for. The parties hereby agree that they shall cause the Memorandum described in Section 16.01 herein to contain a reference to the right of first refusal granted herein.

(a)      Notice. In the event there should exist a bona fide offer for the purchase of the Premises, Landlord, prior to the acceptance of such offer and the consummation of any sale thereof, shall notify Tenant in writing of such offer and shall offer to Tenant the opportunity to purchase the Premises upon the same terms and conditions as is contained in the bona fide offer. Tenant shall have ten (10) days from the date of receipt of such written notice within which to notify Landlord of its desire to exercise its right of first refusal, and any sale resulting therefrom shall be closed thereafter as soon as reasonably practicable. In the event Tenant should fail to notify Landlord of its desire to exercise its right of first refusal within the time allowed herein or fail to consummate the purchase within a reasonable time thereafter, then Landlord shall be free to Transfer the Premises pursuant to the bona fide offer within a period of one hundred twenty (120) days thereafter (the “Closing Timeframe”). An offer shall not be deemed a bona fide offer unless it is made in good faith, in writing and by a person or corporation financially able to consummate the transaction. Any material change in the economic terms or conditions of a bona fide offer shall necessitate a further notice and the granting of a further right of first refusal to Tenant. The right of first refusal herein shall terminate and cease upon any Transfer of the Premises to a third party that is not related to Beacon Investment Corporation or to an affiliate of Beacon Investment Corporation, provided that such Transfer occurs within the Closing Timeframe.

(b)      Specific Performance. Landlord and Tenant hereby expressly acknowledge that any breach of this agreement concerning Tenant’s right of first refusal will result in irreparable injury to Tenant, and that therefore Tenant shall be entitled to obtain the specific performance of said agreement and a restraining order or injunction prohibiting Landlord from violating said agreement as an appropriate remedy in a court of proper jurisdiction. This right shall not preclude Tenant from obtaining any other appropriate relief to which it may be entitled, including all costs and reasonable attorney’s fees incurred in enforcing said agreement.

ARTICLE 13. DEFAULT AND REMEDIES

Section 13.01 Default by Tenant – Termination After Notice – Opportunity to Remedy.

Should (i) default be made by Tenant in the payment of any portion of the rent, taxes or other charges when due and should such default continue for more than fourteen (14) days after written notice to Tenant from Landlord specifying such default, or (ii) default be made, and continue for more than thirty (30) days after written notice from Landlord specifying such default in the performance of any of the other covenants on the part of Tenant to be kept or performed, then, and only in such event, Landlord may at Landlord’s option terminate Tenant’s right to possession of the Premises by written notice to Tenant and shall have the immediate right of reentry to remove all persons and property from same and dispose of or store such property as it deems fit, and in addition or in the alternative to take such other action or pursue such other remedies and recover such damages as may be permitted under the laws of the State of North Carolina; provided, however, that no such termination shall be effected or action taken or remedy pursued until the expiration of such additional period, if any, as may be reasonably necessary to remedy a default involving other than the payment of money, if it is of such character as to require more than thirty (30) days to remedy and Tenant proceeds promptly and diligently to cure and correct the same within a reasonable time period and, further provided that the period for curing any default shall not be extended so as to jeopardize the interest of Landlord in the Premises or subject Landlord to civil or criminal liability.

Section 13.02 Landlord’s Default After Notice and Opportunity to Remedy.

Should default be made by Landlord and continue for more than thirty (30) days after written notice from Tenant to Landlord, in addition to any other remedies available to Tenant at law or in equity, Tenant may at Tenant’s option terminate this Lease forthwith by written notice to Landlord.

Section 13.03 Right to Remedy Default.

Each party shall have the right after ten (10) days’ written notice to the other (but shall not be obligated) to correct or remedy any default upon the part of the other, not cured within the notice period, under any provision of this Lease, and both parties agree that, if a party shall correct or remedy any such default, the other party shall pay to the performing party the cost of correction upon demand, provided such notice shall not be required in the event of the failure of Tenant to maintain the required insurance or pay taxes as herein required. The foregoing ten (10) day period shall not be applicable with respect to a failure of Tenant to maintain the insurance required or pay taxes by this Lease.

Section 13.04 Termination for Tenant’s Bankruptcy or Insolvency.

Tenant agrees that in the event all or substantially all of its assets are placed in the hands of a receiver or trustee, and such receivership or trusteeship continues for a period of sixty (60) days, or should Tenant make an assignment for the benefit of creditors or be adjudicated a bankrupt, or should Tenant institute any proceedings under the Bankruptcy Act, as the same now exists or under any amendment thereof, which may hereafter be enacted, or under any other act relating to the subject of bankruptcy wherein Tenant seeks to be adjudicated a bankrupt, or seeks to be discharged of its debts, or to effect a plan of liquidation, or should any involuntary proceeding be filed against Tenant under any such bankruptcy laws and Tenant consents thereto or acquiesces therein by pleading or default, then this Lease or any interest in and to the Premises shall not become an asset in any of such proceedings and all rent payable by Tenant to Landlord for the remainder of the Term shall immediately become due and payable by Tenant to Landlord without notice of default of any kind, which notice is hereby expressly waived by Tenant. Such rent for the remainder of the Term shall be calculated by using the Base Rent in effect at the time of Tenant’s default and discounting it to present value at the time of default by applying the judgment rate then in effect. Landlord and Tenant agree that due to the difficulty of measuring Landlord’s damages in such event, such future rent shall constitute liquidated damages which shall compensate Landlord for Tenant’s default. In any such event, and in addition to any and all rights or remedies of Landlord hereunder or by law provided, it shall be lawful for Landlord at its option to declare the Term ended and to re-enter the Premises and take possession thereof and to remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder.

ARTICLE 14. SUBORDINATION AND MORTGAGEE.

Section 14.01 Subordination of Lease to Future Liens.

Tenant hereby subjects and subordinates all or any of its rights under this Lease to any and all mortgages and deeds of trust now existing or placed on the Premises in the future; provided, however, Tenant will not be disturbed in the quiet and peaceful use and enjoyment of the Premises so long as Tenant is not in default hereunder and Tenant’s options and rights to purchase as herein set forth shall not be affected by any action taken under or pursuant to such deed of trust, provided Tenant is not in default hereunder. Landlord and Tenant agree that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust, and that Tenant will attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust and their successors or assigns, or the purchaser or assignee under any such foreclosure. Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments required to give effect to the provisions of this Article 14, so long as Landlord first obtains from any lender connected with such request a written agreement providing: “As long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights under this Lease.” Similarly, with respect to any existing mortgages or deeds of trust, Landlord (i) represents and warrants to Tenant that the holder or holders thereof either have no right to consent to or approve of this Lease or Landlord has obtained any such required consents or approvals and (ii) shall cause each holder thereof to deliver to Tenant an instrument which, among other things reasonably requested by the parties, shall provide that: “As long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights under this Lease.”

Section 14.02 Notice to Mortgagee and Right to Cure Landlord’s Default.

If the Premises or any part thereof is at any time subject to a first deed of trust and if Tenant is given notice thereof; including the post office address of the beneficiary in such deed of trust, then notwithstanding any other provision of this Lease to the contrary, Tenant shall not terminate this Lease for any default on the part of Landlord without first giving written notice to such beneficiary specifying the default in reasonable detail, and affording such beneficiary sixty (60) days from the date of such written notice from Tenant to cure such default.

Section 14.03 Tenant’s Consent to Changes in Lease.

If, in connection with obtaining financing for the Premises, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modification does not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises.

ARTICLE 15. GENERAL PROVISIONS.

Section 15.01 No Waiver of Breach.

No failure by either Landlord or Tenant to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, condition, agreement and term of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

Section 15.02 Time of Essence.

Time is of the essence with respect to the provisions contained in this Lease and each provision thereof.

Section 15.03 Computation of Time.

The time in which any act provided by this Lease is to be done is computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday, or holiday, and then it is also excluded.

Section 15.04 Unavoidable Delay-Force Majeure.

If either party shall be delayed or prevented from the performance of any act required by this Lease by reason of act of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause, without fault and beyond the reasonable control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay; and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Section 15.04 shall excuse Tenant from the prompt payment of any rental or other charge required of Tenant.

Section 15.05 Successor in Interest.

Landlord shall not assign, transfer, or otherwise dispose of its interest in the Premises or this Lease without first providing Tenant with the right of first refusal to which it is entitled as provided in Article 12 hereof and, in the event Tenant declines to exercise such right, without the written agreement of the assignee, transferee or recipient of Landlord’s interest that it covenants and agrees to assume all the liabilities and obligations of the “Landlord” under this Lease. In the event of such valid assignment, Landlord shall be entirely freed and relieved of all liabilities and obligations of the Landlord under this Lease which accrue from or after the date of such sale.

Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the liability of Landlord hereunder shall be limited to the equity of Landlord in the Land in the event of a breach by Landlord of any of the terms, covenants and conditions of, this Lease to be performed by Landlord. In furtherance of the foregoing, Tenant hereby agrees that any judgment it may obtain against Landlord as a result of a breach of any of the terms, covenants or conditions hereof by Landlord shall be enforceable solely against the Landlord’s fee simple interest in the Premises.

Section 15.06 Entire Agreement.

This Lease contains the entire agreement of the parties with respect to the matters covered by this Lease. No other agreement, statement or promise made by any party, or to any employee, officer or agent of any party, which is not contained in these documents shall be binding or valid.

Section 15.07 Partial Invalidity.

If any covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 15.08 Relationship of Parties.

Nothing contained in this Lease shall be deemed or construed by the parties or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant. Neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties in connection with this Lease shall be deemed to create any relationship between Landlord and Tenant, other than the relationship of Landlord and Tenant.

Section 15.09 Interpretation and Definitions.

The language in all parts of this Lease shall in all cases be simply construed according to its fair meaning and not strictly for or against Landlord or Tenant. Unless otherwise provided in this Lease, or unless the context otherwise requires, the following definitions and rules of construction shall apply to this Lease.

(a)      Number and Gender. In this Lease the neuter gender includes the feminine and masculine, and the singular number includes the plural, and the word “person” includes corporation, partnership, firm or association wherever the context so requires.

(b)      Mandatory and Permissive. “Shall,” “will,” and “agrees” are mandatory; “may” is permissive.

(c)      Captions. Captions of the articles, sections, and paragraphs of this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain,

modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

(d)      Parties. Parties shall include the Landlord and Tenant.

(e)      Sublessee.    As used herein, the word “sublessee” shall mean and include in addition to a sublease and subtenant, a licensee, concessionaire, or other occupant or user of any portion of the Premises.

Section 15.10 Interest.

Any sum accruing to Landlord or Tenant under the provisions of this Lease which shall not be paid when due shall bear interest at the rate of fifteen percent (15%) per annum (or the maximum interest rate allowed by law if less than 15%).

Section 15.11 Modification.

This Lease is not subject to modification except in writing.

Section 15.12 Delivery of Rent and Notices - Method and Time.

(a)      All notices, demands or requests from one party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this Section 15.12 or sent by electronic mail to the addresses stated in this Section 15.12 and shall be deemed to have been given at the time of personal delivery, at the end of the third (3rd) full day following the date of mailing or at the time same it is transmitted by electronic mail, provided it is also sent via one of the other means.

(b)      All rents and other sums payable by Tenant to Landlord shall be by check payable to “Beacon Investment Corporation” delivered in person or mailed to Landlord at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, or by wire transfer per instructions delivered by Landlord, from time to time.

(c)      All notices, demands, or requests from Tenant to Landlord shall be given to Landlord at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, Attn: Brian G. Adams, or, if by electronic mail, to: briang.adams@cokeconsolidated.com.

(d)      All notices, demands, or requests from Landlord to Tenant shall be given to Tenant at Coca-Cola Consolidated, Inc., 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, Attn: Beau Fisher or, if by electronic mail, to: beau.fisher@cokeconsolidated.com.

(e)      Each party shall have the right, from time to time, to designate a different address by notice given in conformity with the provisions of this Section 15.12.

Section 15.13 Broker’s Commission.

Each of the parties represents and warrants to the other that there are no claims for broker’s commissions or finders’ fees payable in connection with the execution of this Lease. Each party agrees to indemnify and save harmless the other party from any claim for a brokerage commission or finder’s fee arising as a result of claims made as a result of the actions of the indemnifying party.

Section 15.14 Landlord’s Right to Inspect.

Landlord shall be entitled, at all reasonable times, to go on the Premises for the purpose of inspecting the Premises, or for the purpose of inspecting the performance by Tenant of the terms and conditions of this Lease, or for the purpose of posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law or ordinance.

Section 15.15 Estoppel Certificate.

Tenant shall, within ten (10) days following written demand of Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate(s) showing whether this Lease is in full force and effect and whether any changes may have been made to this Lease; whether the Term has commenced and full rental is accruing; whether possession has been assumed and all improvements to be provided by Landlord have been completed; whether rent has been paid more than thirty (30) days in advance; whether there are any liens, charges, or offsets against rental due or to become due; whether the address shown on such estoppel certificate(s) is accurate and such other information as may be reasonably requested.

Section 15.16 Termination of Existing Lease.

Effective as of 11:59 p.m. on the day immediately preceding the Commencement Date, that certain Lease Agreement (the “Existing Lease”) by and between Landlord and Tenant, dated December 18, 2006, relating to the Premises, shall terminate and be of no further force or effect. Provided, however, in the event this Lease becomes null and void for any reason prior to the Commencement Date, the Existing Lease shall not be terminated and shall remain enforceable in accordance with its terms to the same extent and effect as if this Lease had never been executed and delivered in the first instance.

ARTICLE 16. EXECUTION, RECORDING,

AND INCORPORATION BY REFERENCE

Section 16.01 Recording.

The parties shall, promptly after the execution of this Lease, execute, acknowledge and record a Memorandum of Lease reasonably acceptable to Landlord and Tenant. Following recording, the Memorandum shall be attached to this Lease.

Section 16.02 Exhibits.

Exhibit A and Exhibit B are attached and made a part of this Lease.

Section 16.03 Lien Waiver.

Landlord hereby waives any and all rights, whether contractual or statutory, to Tenant’s personal property or inventory located within or upon the Premises. Within thirty (30) days of receipt of a request from Tenant or any of Tenant’s lenders, Landlord shall provide to Tenant and its lenders an instrument setting forth the waiver described herein and providing Tenant’s lenders the right to access the Premises for the purpose of removing any of Tenant’s personal property or equipment from the Premises provided that any such party agrees to repair any damage to the Premises occasioned by such removal, together with any other rights reasonably requested by such lender.

This Lease has been executed by the parties as of the 30th day of December, 2019.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date first written above.

LANDLORD:		TENANT:

BEACON INVESTMENT CORPORATION, a North Carolina corporation		COCA-COLA CONSOLIDATED, INC., a Delaware corporation

By:	/s/ J. Frank Harrison, III	By:	/s/ E. Beauregarde Fisher III
Name: J. Frank Harrison, III		Name: E. Beauregarde Fisher III
Title: President		Title: Executive Vice President, General Counsel

EXHIBIT A

Description of Land

Legal Description

4100 Coca-Cola Plaza

BEING all that certain tract or parcel of land located within the City of Charlotte, Mecklenburg County, North Carolina, and being known as all of LOT 1 of PROPERTY ON POLICY PLACE MAP 1 as shown on a plat recorded in Map Book 25 Page 480 of the Mecklenburg County Registry, and being more particularly described as follows:

BEGINNING at a new pk nail located at the intersection of the centerline of the right-of-way of Coca-Cola Plaza, said right-of-way having a width of 60 feet as shown on Map Book 25 Page 480 of the Mecklenburg County Registry, and the centerline of the right-of-way of Rexford Road, said right-of-way having a width of 100 feet as shown on Map Book 25 Page 480 of the Mecklenburg County Registry, and running thence from said POINT AND PLACE OF BEGINNING along the centerline of the said Coca-Cola Plaza the following two (2) calls: (1) South 12-46-00 West 432.57 feet to a point and (2) following the arc of a circular curve to the left having a radius of 1,713.85 feet and an arc length of 65.87 feet (chord bearing South 11-39-57 West 65.86 feet) to a point; thence along the northerly boundary lines of TKC VIII, LLC as recorded in Deed Book 8426 Page 551 and as shown on Map Book 25 Page 487 of the Mecklenburg County Registry the following four (4) calls: (1) North 77-14-00 West (passing a new iron pin on the westerly right-of-way margin of the said Coca-Cola Plaza at 30.02 feet) a total distance of 177.30 feet to a new iron pin, (2) South 12-44-00 West 73.00 feet to a new iron pin, (3) North 77-15-46 West 208.59 feet to a new iron pin and (4) North 57-13-24 West 90.02 feet to a new iron pin; thence along the easterly boundary line of Barclay Downs Swim & Racquet Club, Inc. as described in Deed Book 4248 Pages 765 and 767 and Deed Book 4260 Page 115 and as shown on Map Book 9 Page 563 of the Mecklenburg County Registry the following two (2) calls: (1) South 85-42-00 East 10.00 feet to a new iron pin and (2) North 16-10-40 West 309.27 feet to a point in the centerline of creek; thence along the easterly boundary line of Morrison’s Glen Subdivision as recorded in Map Book 19 Page 284 of the Mecklenburg County Registry the following two (2) lines: (1) North 27-16-25 East (passing a new iron pin at 35.00 feet) a total distance of 240.52 feet to an existing iron pin and (2) North 26-07-55 East 36.75 feet to an existing iron pipe; thence along the southerly boundary line of Nucor Properties, LLC as recorded in Deed Book 18731 Page 507 South 77-14-00 East 342.96 feet to a new pk nail located at the terminus of the right-of-way of the aforesaid Rexford Road; thence along the centerline of the said Rexford Road South 77-14-00 East 197.25 feet to the point and place of BEGINNING, containing 6.8820 acres as shown on a survey prepared by Andrew G. Zoutewelle dated November 13, 2006.

A-1

Legal Description

4115 Coca-Cola Plaza

BEING all that certain tract or parcel of land located within the City of Charlotte, Mecklenburg County, North Carolina, and being known as 4115 Coca-Cola Plaza, and being more particularly described as follows:

BEGINNING at the point of intersection of the centerline of the right-of-way of Morrison Boulevard, said right-of-way having a width of 80 feet as shown on Map Book 41 Page 719 of the Mecklenburg County Registry, and the easterly right-of-way margin of Coca-Cola Plaza as extended to the centerline of the said Morrison Boulevard, said right-of-way of Coca-Cola Plaza having a width of 60 feet as shown on Map Book 25 Page 480 of the Mecklenburg County Registry, said beginning point being also located South 58-22-53 East 93.25 feet from an existing concrete nail in sidewalk located at the southerly or southeasterly corner of Lot 2A of Map Book 25 Page 487 of the Mecklenburg County Registry, and running thence from said POINT AND PLACE OF BEGINNING along the easterly right-of-way margin of the said Coca-Cola Plaza the following three (3) calls: (1) North 07-45-19 East 148.48 feet to a point, (2) following the arc of a circular curve to the right having a radius of 1,683.85 feet and an arc length of 147.28 feet (chord bearing North 10-15-40 East 147.23 feet) to a point and (3) North 12-46-00 East 382.57 feet to a new pk nail set in a concrete sidewalk; thence along the southerly right-of-way margin of Rexford Road, said right-of-way having a width of 100 feet as shown on Map Book 25 Page 480 of the Mecklenburg County Registry South 77-24-46 East 464.27 feet to a new iron pin; thence along the westerly boundary line of CF Charlotte Office, L.P., as described in Deed Book 19506 Page 488 South 12-30-58 West 441.10 feet to a new pk nail in a concrete curb; thence along the northerly and westerly boundary lines of John W. Harris and Sara H. Bissell as recorded in Deed Book 6947 Page 76 and as shown on Map Book 41 Page 719 of the Mecklenburg County Registry the following two (2) calls: (1) North 79-14-37 West 91.57 feet to an existing iron pin and (2) South 12-42-18 West (passing an existing iron pin on the northerly right-of-way margin of the aforesaid Morrison Boulevard at 278.52 feet) a total distance of 321.08 to a point located in the centerline of the said Morrison Boulevard; thence along the centerline of the said Morrison Boulevard the following two (2) calls: (1) North 57-25-58 West 162.13 feet to a point and (2) following the arc of a circular curve to the left having a radius of 538.69 feet and an arc length of 206.76 feet (chord bearing North 68-25-56 West 205.50 feet) to the point and place of BEGINNING, containing 6.9510 acres as shown on a survey prepared by Andrew G. Zoutewelle dated November 13, 2006.

A-2

EXHIBIT B

Description of Landlord Retained Space

[SEE ATTACHED]